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                                                                   Exhibit 10.11

                                                                 ARTHUR ANDERSEN


Mr. Phillip S. Dingle                                    Arthur Andersen, LLP
President and Chief Executive Officer                    Suite 1800
PlanVista Corporation                                    325 Peachtrod Street NE
3501 East Frontage Road                                  Atlanta GA 30303
Tampa, FL 33607                                          Tel 404 221 1511

June 28, 2001

Dear Mr. Dingle:

This letter agreement, including any Annexes (collectively, the "Agreement") will confirm that PlanVista Corporation (the "Company" or "PlanVista") has retained Arthur Andersen LLP ("Arthur Andersen") to provide the services described in more detail below.

As we have discussed, due to a variety of operating, competitive and other reasons, the Company has generated lower than planned profitability and cash flow. As a result, the Company has experienced liquidity problems. The Company has asked Arthur Andersen to perform general corporate restructuring services.

Arthur Andersen Services and Responsibilities
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Scope of Services. Arthur Andersen will perform the following services (the
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"Services") for the Company.

1. Analyze and validate the assumptions and the other data underlying the Plan Vista short-term weekly cash flow projection (the "Cash Projection").
    Revise the Cash Projection as required based on the findings of the analysis.
2. Perform weekly reporting of actual cash receipts and disbursements as compared to the Cash Projection. Update and revise the Cash Projections based on actual cash receipts and disbursements results and any other available data or facts.
3. Assist Plan Vista with controlling expenditures and their cash disbursements and general cash management functions to preserve and maintain the liquidity position of the Company.
4. Assist Plan Vista and its efforts to maximize cash collections and implementation of action plans to improve the billing and collection function.
5. Analyze the Plan Vista cost structure and organizational structure to identify cost containment and improvement opportunities for implementation.
6. Provide financial advisory consulting services related to development of restructuring alternatives for Plan Vista.
7. Assist Plan Vista in negotiation and with its creditors and other stakeholders to effect a restructuring plan for Plan Vista.
8.  Other services as requested.


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PlanVista Corporation
Page 2
June 28, 2001

Deliverables. Arthur Andersen will prepare materials or a report to the
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management discussing our findings.

Materials or reports prepared in connection with our engagement hereunder (the "Deliverables") may contain factual data, the interpretation of which may change over the project term as more information or better understanding becomes available. The Company understands and acknowledges that Arthur Andersen shall not have an obligation to update the Deliverables as part of its Services hereunder in the event of such change. Any materials prepared by Arthur Andersen are solely for the Company's internal business purposes and use as it relates to this matter and may not be reproduced, summarized, referred to, disclosed publicly or given to any other person, except the PlanVista Bank Group, without our prior written consent, which shall not be unreasonably withheld.

Limitations on Services. Arthur Andersen's Services are limited to those
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specifically noted in this Agreement and do not include accounting, tax-related assistance, or advisory services except as specifically described herein. Arthur Andersen will not be expressing any professional opinions on financial statements or performing attest procedures with respect to other information in conjunction with this engagement. Our Services are not designed, nor should they be relied upon, to disclose weaknesses in internal controls, financial statement errors, irregularities, or illegal acts. The accuracy and completeness of such information submitted by the Company or any intermediary to us for analysis, on which we rely and which will form the basis of our conclusions, are the responsibility of the Company.

Arthur Andersen's Services hereunder do not include, and the Company has not engaged Arthur Andersen, to prepare, audit or otherwise attest in any way (including without limitation, the accuracy, achievability, reliability, relevance, usefulness or other appropriateness) to the Company's financial projections. The Company acknowledges and agree that it shall remain at all times solely responsible for its financial projections (including preparation thereof), developing underlying assumptions, and providing any disclosure related thereto. To the extent that, during the performance of Services hereunder, Arthur Andersen is required to consider the Company's financial projections, the Company acknowledges that our procedures with respect to such projections do not constitute an examination in accordance with procedures established by the American Institute of Certified Public Accountants and do not and are not intended to provide any assurance on any aspect of such projections, including without limitation, the reasonableness of the assumptions underlying such projections, nor do they provide assurance that Arthur Andersen might not become aware of significant matters affecting the reasonableness of the projections that might be disclosed by more extensive procedures. There will usually be differences between the projected and actual results, and those differences may be material. The Company understands and agrees that Arthur Andersen shall have no responsibility or liability relating to any such differences.
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PlanVista Corporation
Page 3
June 28, 2001


Company Responsibilities and Project Assumptions.
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1.    Company Responsibilities.

      In connection with Arthur Andersen's provision of the Services, the Company shall perform those tasks and assume those responsibilities specified herein and as stated elsewhere in this Agreement ("Company Responsibilities"). The Company understands that Arthur Andersen's performance is dependent on the Company's timely and effective satisfaction of the Company Responsibilities hereunder and timely decisions and approvals by the Company. The Company shall promptly provide Arthur Andersen with all decisions, approvals, and acceptances as requested by Arthur Andersen, and, further, Arthur Andersen shall be entitled to rely on all such decisions and approvals of the Company in connection with the Services. Further, the Company understands that Arthur Andersen is relying upon the information that the Company provides and, consequently, the Company warrants that all information (whether written or oral) and materials given or made available by it to Arthur Andersen in order for Arthur Andersen to provide Services hereunder will be current, complete and accurate, shall not omit to state any material fact and shall be updated on a prompt and continuous basis. Our ability to perform acceptably under this Agreement is expressly conditioned and contingent upon the foregoing warranty.

      In performing Services hereunder, Arthur Andersen will not be assuming the role of management; our role will be advisory only. It is understood that any decision to select or implement our recommendations or to act on our advise will be solely within the Company's discretion and at the direction of the Company's management.

2.    Project Assumptions.

      The Services and fees for this engagement are based upon the following assumptions, representations or information supplied by the Company ("Assumptions"). Our work plan assumes that the Company will respond promptly to requests for information and that information and data provided will be in suitable format, detail and accuracy for use in our analysis. In addition, the Company will make available, in a timely manner, appropriate personnel to discuss the Company's strategy, business, operations, accounting and management systems, business plans and projections as is reasonably requested bt Arthur Andersen.



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PlanVista Corporation
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June 28, 2001

     We anticipate that our role in working with you on this important project will be highly interactive. We expect to work jointly in determining the
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     project scope on an ongoing basis which may result in refocusing our efforts into other areas than those currently specified in this letter.

     Arthur Andersen's delivery of the Services and the fees charged are dependent on (i) the Company's timely and effective completion of the Company Responsibilities, (ii) the accuracy and completeness of the Assumptions, and (iii) timely decisions and approvals by the Company's management.

Fees and Expenses
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     a) Retainer: The Company shall pay the amount of $40,000 ("Retainer") to
        Arthur Andersen, in cash, upon execution of this Agreement. The Retainer is not intended to be an estimate of the total fees and expenses to be paid to Arthur Andersen during the course of the engagement. Rather, Arthur Andersen will hold the Retainer until the conclusion of this engagement at which time the final billing will be applied against it with any excess being returned to the Company.

     b) Compensation for Services: As compensation for providing the Services hereunder, the Company shall pay Arthur Andersen as follows: non-refundable professional fees based on an hourly rate schedule and the level of staff required to complete our Services. The scope of our Services, as well as the complexity and length of this engagement, can vary greatly due to actions in this matter which cannot be anticipated. We will limit our work to those tasks required and approved by you. At the end of each week, Arthur Andersen shall invoice the Company for professional services performed during such week and the Company shall pay the applicable fees for such professional services by Company check or via wire transfer immediately after the presentment of billing to the Company. Our current hourly rate schedule is as follows:

                Partners   $400-475
                Directors  $325-395
                Managers   $250-320
                Analysts   $120-240

                From time to time in the normal course of business, we may adjust our hourly rates. Our services will be charged at the rates that are in effect at the time the services are rendered.


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Plan Vista Corporation
Page 5
June 28, 2001

        c) Out-of-Pocket Expenses. The Company agrees to reimburse Arthur Andersen promptly upon request for its out-of-pocket expenses incurred in connection with this Agreement, as incurred, including the fees and expenses of legal counsel.

Term and Termination. The term of this Agreement will expire upon the completion
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of the Services. Each of the Company and Arthur Andersen shall have the right to terminate their obligations under this Agreement immediately upon written notice to the other party hereto, provided, however, that the Company shall remain obligated to pay Arthur Andersen (i) all Compensation for Services and (ii) Out-of-Pocket expenses hereunder, incurred through the effective date of termination. In addition, the Indemnification and Statement of Limitation provisions contained in Annex A hereto shall indefinitely survive any such termination or expiration of this Agreement.

Business Relationships and Conflicts. Arthur Andersen has performed an internal
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search for any business relationship that would create a potential conflict of interest based on the information the Company has provided us and is not aware of any such business relationship in connection with our retention hereunder. Notwithstanding the foregoing, please be advised that the corporate restructuring service line of Arthur Andersen is part of Andersen Worldwide SC ("Andersen Worldwide"). It is therefore possible that partners, officers, employees or agents within the Andersen Worldwide organization may have interests, relationships and/or duties which conflict with the Company's interests and would otherwise conflict with duties owed by Arthur Andersen to the Company in relation to our appointment under this Agreement. The Company agrees that the corporate restructuring service line of Arthur Andersen may act for the Company despite any such potential conflicts, and that any profit or remuneration from such business relationship may retained by the Andersen Worldwide organization.

Should any potential conflict pertaining to Arthur Andersen's engagement hereunder come to the attention of any party hereto, such party will advise the other party immediately. Nothing contained herein should be construed to be a waiver of any potential conflict pertaining to Arthur Andersen that may come to the attention of any party hereto. Arthur Andersen reserves the right to terminate this engagement at any time if a conflict of interest arises or becomes known to us that, in our judgement, would impair our ability to perform objectively.

Confidentiality. With respect to this Agreement and any information supplied in
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connection with this Agreement and designated by the disclosing party as confidential the recipient agrees to: (i) protect the confidential information in a reasonable and appropriate manner and in accordance with any applicable professional standards; (ii) use confidential information only to perform its obligations under this Agreement, and (iii) reproduce confidential information only as required to perform its obligations under this Agreement. This paragraph shall not apply to information which is (a) publicly known, (b) already known to recipient, (c) disclosed by





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Plan Vista Corporation
Page 6
June 28, 2001


the disclosing party to a third party without restriction; or (d) independently developed. Confidential information may disclosed pursuant to a subpoena or other valid legal or administrative process only after the recipient of such process has provided the disclosing party notice of and an opportunity to quash, modify or otherwise contest such process (and cooperation with such efforts, at the disclosing party expense), and only insofar as is necessary to comply with such process. Subject to the foregoing, Arthur Andersen may disclose the Company's confidential information to Arthur Andersen's subcontractors and affiliates on a "need to know" basis. Arthur Andersen retains the right in any event to use the ideas, concepts, techniques, industry data and know-how used or developed in the course of this Agreement. Except as instructed otherwise in writing, each party may assume that the other approves of properly addressed fax, e-mail (including e-mail exchanged via Internet media) and voicemail communication of both sensitive and non-sensitive documents and other communications concerning this Agreement, as well as other means of communication used or accepted by the other.

Bankruptcy Court. In the event that Company files for relief under Chapter 11 of
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the Bankruptcy Code, (a) the Company shall file an appropriate motion prepared in consultation with Arthur Andersen as to matters relating to our retention by the Company and provision of Services as contemplated hereunder, on the first day of the bankruptcy case, which seeks the approval of the immediate assumption of this Agreement by the Company, and (b) this Agreement shall be subject to the entry of a final order of the Court approving the assumption of this Agreement, and (c) Arthur Andersen shall not be required to perform any additional services under this Agreement until the entry of the Court's order approving the assumption of the Agreement or, if this Agreement is deemed not to be an executory contract, an order authorizing the employment of Arthur Andersen, under the terms of this Agreement.

In any event, the order approving the Company's assumption of this Agreement or, if this Agreement is deemed not to be an executory contract, the order authorizing the engagement of Arthur Andersen must be acceptable to Arthur Andersen in its sole discretion.

If the Court's order is not obtained (or is later terminated or set aside for any reason), either party may terminate this Agreement, and the Company shall reimburse Arthur Andersen for all professional fees and out-of-pocket expenses reasonably incurred prior to such date of termination, unless prohibited from doing so by the Bankruptcy Court. Upon such termination, the Company shall have no further obligations under this Agreement except as relates to the Indemnification and Statement of Limitation provisions contained in Annex A hereto which shall indefinitely survive any such termination.

No Brokers. The Company acknowledges that there are no brokers, representatives
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or other persons which have an interest in compensation due to Arthur Andersen relating to the Services pursuant to this Agreement.

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Plan Vista Corporation
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June 28, 2001


Additional Engagements. It is understood and agreed that, in connection with
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Arthur Andersen's engagement by the Company under this Agreement, the Company may desire to engage Arthur Andersen in one or more additional capacities, and that the terms of any such additional engagement may be embodied in one or more separate written letters or agreements acceptable to the Company and Arthur Andersen.

Complete Agreement; Amendments; Governing law; Sole Benefit. This Agreement
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(including all Annexes) (a) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any other prior communications, understandings and agreements (both written and oral) between the parties or any of them with respect to the subject matter hereof and (b) may be modified, amended or supplemented only by written agreement between the parties hereto.

This Agreement and all controversies arising from or related to performance hereunder shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to such state's conflict of laws principles. The parties hereby submit to the jurisdiction of and venue in the federal and state courts located in the city of Chicago and waive any right to trial by jury in connection with any dispute related to this Agreement or any matter contemplated hereby.

This Agreement has been and is made solely for the benefit of the Company, Arthur Andersen and the Indemnified Parties, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

Please confirm the foregoing is in accordance with your understanding by signing and returning a copy of this Agreement, whereupon it shall become binding and enforceable in accordance with its terms.

Very truly yours,

ARTHUR ANDERSEN LLP


By /s/ William H. Runge III
       William H. Runge III


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PlanVista Corporation
Page 8
June 28, 2001

Accepted and Agreed to this 6th day of July 2001
PlanVista Corporation


By /s/ Phillip S. Dingle
  -------------------------------
  Mr. Phillip S. Dingle
  President and Chief Executive Officer

This Agreement includes the following attachments, all made a part of the
Agreement:

     Annex A - Indemnification and Statement of Limitations
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                                                                         ANNEX A
                                                                     Page 1 of 2

                 INDEMNIFICATION and STATEMENT OF LIMITATIONS

As Arthur Andersen is performing the Services for the benefit of the Company, Company will, upon receipt of written notice, indemnify Arthur Andersen and its affiliates (including their past, present or future partners, principals and personnel) (collectively called the "Indemnified Persons") against all costs, fees, expenses, damages and liabilities (including defense costs) associated with any third party claim relating to or arising as a result of the Services, Company's use or disclosure of the Deliverables, or this Agreement, except where a final adjudication determines that the indemnified persons have acted in bad faith or in a fraudulent manner. This provision is intended to apply regardless of the nature of any claim (including contract, statute, any form of negligence, whether of Company, Arthur Andersen, or others, tort, strict liability or otherwise), except as provided herein or to the extent finally determined to be prohibited by applicable law.

Neither the Company nor the Principals shall, without Arthur Andersen's prior written consent, settle, compromise or consent to the entry of any judgement in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought hereunder (whether or not Arthur Andersen or any other Indemnified Person is an actual or potential party to such claim, action or proceeding), unless such settlement compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding.

In the event that any Arthur Andersen personnel (including past, present or future partners and other personnel) is requested or required to appear as a witness in connection with any action, claim or proceeding related to or arising out of the Services performed hereunder, the Company shall reimbursed Arthur Andersen for the fees and disbursements of its legal counsel incurred by it in connection with such partners and other personnel appearing and preparing to appear as a witness.

Except as provided herein, Arthur Andersen's total aggregate liability relating to this Agreement shall in no event exceed the fees Arthur Andersen receives hereunder for the portion of the work giving rise to liability. In no event shall Arthur Andersen have any responsibility for any special, consequential, incidental or exemplary damages or loss (nor any lost profits, savings or business opportunity). This paragraph shall apply regardless of the nature of any claim(s) (including contract, statute, any form of negligence, tort, strict liability or otherwise), regardless of any failure of the essential purpose of any remedy and whether or not Arthur Andersen was advised of the possibility of the damage or loss asserted, but shall not apply to the extent finally determined to be prohibited by applicable law.


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                                                                         ANNEX A
                                                                     Page 2 of 2

                 INDEMNIFICATION and STATEMENT OF LIMITATIONS

The Indemnification and Limitation of Liability provisions contained in this Annex A shall survive the termination or expiration of this Agreement for any reason.

Confirmed and Agreed to this
_____ day of ______, 2001


PlanVista Corporation


By: /s/ Phillip S. Dingle
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Name: Phillip S. Dingle
    -------------------------------


Title:
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